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                                                                   EXHIBIT 99.2

ROWAN COMPANIES, INC. COMPLETES PURCHASE OF THE ELLIS WILLIAMS
COMPANY, INC.

HOUSTON, Jan 31, 2000 -- Rowan Companies, Inc. (NYSE: RDC) announced today that LeTourneau, Inc., a wholly owned subsidiary, has completed the purchase of The Ellis Williams Company, Inc. and EWCO, Inc. dba Traitex Machine Co., which design and manufacture mud pumps ranging in capacity from 350 to 2200 HP.

The purchase price was approximately $9 million, $6 million in cash and the balance in promissory notes due over a three-year period. Rowan expects the new company, LeTourneau Ellis Williams Company, Inc., will generate first year revenues in the range of $9 to $12 million, and that operations for the first quarter of 2000 will be profitable.

C. R. Palmer, Chairman and CEO commented, "We view the acquisition of The Ellis Williams Company as a 'bolt-on' addition to our manufacturing division. We believe the acquisition will increase the profitability of LeTourneau, broaden the customer base, and expand the product line.

"We anticipate utilizing LeTourneau's manufacturing facility in Longview, Texas to add capacity and decrease delivery times for certain lines of EWCO pumps. In addition, we expect to consolidate the Ellis Williams operations, presently conducted at two Houston area locations, in a larger Houston area plant with increased capacity. Our goal is to increase pump deliveries by a factor of three by the year 2003.

"We are particularly pleased that the founder, Ellis Williams, Jr., has agreed to remain as a design consultant, and Michael R. Williams, formerly President of The Ellis Williams Company, has agreed to remain in the new LeTourneau subsidiary as Senior Vice President and General Manager. Each will contribute to improving the existing pump line and will provide guidance and direction in the development of additional pump designs."

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling and aviation services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a marine division that has designed and built over one-third of all mobile offshore jack-up drilling rigs, including all 21 operated by the Company. The Company's stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC.

Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575.
Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act OF 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual


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results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company's filings with the U.S. Securities and Exchange Commission.